Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES
DIVESTITURE OF ASSETS TO ACCELERATE DELEVERAGING

HAMILTON, BERMUDA, July 10, 2017 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today announced that it has agreed to sell its leading broadcast operations in Croatia (“Nova TV”) and in Slovenia (“POP TV”) to Slovenia Broadband S.à r.l., a subsidiary of United Group B.V. (“United Group”), subject to certain closing conditions, including regulatory approvals. The transaction is expected to close by year-end.

Highlights of the transaction:

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Cash purchase price is €230.0 million (approximately $262.5 million), subject to customary working capital adjustments. The combined OIBDA for Nova TV and POP TV for the twelve months ended March 31, 2017 was $13.8 million.

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Proceeds will be used to repay the €250.8 million term loan due 2018, which based on our results from the period ended March 31, 2017 would have reduced CME’s net leverage ratio from 6.3 times to 5.1 times.

•	CME's current average borrowing cost is expected to decrease 275 basis points to 4.5% upon repayment of the 2018 term loan following closing of the transaction.

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Accretive to CME’s OIBDA margin as well as free cash flow, since the cash generated by the Slovenian and Croatian operations will be more than offset by estimated savings of at least $30.0 million of interest costs annually.

Michael Del Nin, Co-Chief Executive Officer, commented: “This represents a transformational moment in the history of CME. We have always had a great set of assets, and this transaction underscores the enduring attractiveness of broadcasters in the region. It also moves us significantly closer to our long-held goal of establishing a more appropriate leverage profile for our operations. Once closed, the cash proceeds from this sale will greatly accelerate our plans for debt reduction, lowering our net leverage ratio by about one turn, cutting our current average borrowing rate by more than a third, and helping us to save over $30.0 million in annual interest costs.”

Christoph Mainusch, Co-Chief Executive Officer, added: “We are very proud of these well-run businesses in Croatia and Slovenia, and the people working there whose efforts have made the channels consistent market leaders. We are firm believers in the importance of television as a medium, and plan to continue operating television stations with scale in a more focused footprint of our largest markets. We were pleased that the United Group, majority owned by the US investment firm KKR and backed by the European Bank for Reconstruction and Development, shares our outlook for local content on television and we believe they will be excellent stewards of these important businesses in the region going forward.”

LionTree Advisors acted as financial advisor to the Company with respect to this transaction.

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CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME currently broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady, and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward-Looking Statements and Non-GAAP Financial Measures
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

In this release we refer to OIBDA, which is a non-GAAP financial measure. OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-CEOs when evaluating our performance. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.

For additional information, please visit www.cme.net or contact:
Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net